Exhibit 99.1
NOTICE OF FULL REDEMPTION
Senior Floating Rate Notes due 2010
PARKER DRILLING COMPANY
CUSIP No. 701081 AP 6*
     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the Indenture, dated as of September 2, 2004 (the “Indenture”), among Parker Drilling Company, a Delaware corporation (the “Company”), the subsidiaries of the Company named therein as guarantors and The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association), as Trustee, that the Company has elected to redeem on September 27, 2007 (the “Redemption Date”) all of its outstanding Senior Floating Rate Notes due 2010 (the “Notes”). The Notes are being called for redemption pursuant to Section 3.07 of the Indenture and Paragraph 5 of the Notes.
     All of the Notes outstanding on the Redemption Date (the “Redeemed Notes”) will be redeemed at the redemption price of 101.00% of the principal amount of the Notes (the “Redemption Price”), or $1,010.00 per $1,000 principal amount of Notes. In addition, holders of Redeemed Notes will receive accrued and unpaid interest thereon from September 1, 2007 up to but not including the Redemption Date. Copies of this Notice of Redemption are being mailed by The Bank of New York Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association), as the paying agent (the “Paying Agent”), directly to holders of record of the Notes as such holders appear in the securities register maintained by the Company.
     Unless the Company defaults in making the redemption payment, on and after the Redemption Date, the Redeemed Notes will no longer be deemed to be outstanding, interest on the Redeemed Notes will cease to accrue and all other rights with respect to the Redeemed Notes will cease and terminate, except only the right of the holders thereof to receive the Redemption Price, without interest, upon surrender of the Redeemed Notes to the Paying Agent.
     Under United States federal income tax law, the Paying Agent is required to withhold 28% of the principal amount of your holdings redeemed unless it is provided with your social security number or federal employer identification number, properly certified.
     Redeemed Notes must be surrendered to the Paying Agent to collect the Redemption Price. To receive the Redemption Price, certificates representing the Redeemed Notes must be surrendered to the Paying Agent at the following addresses:

First Class/Registered/Certified Mail	Express Delivery Only	By Hand Only

The Bank of New York	The Bank of New York	The Bank of New York
Global Corporate Trust	Global Corporate Trust	Global Corporate Trust
P.O. Box 2320	2001 Bryan Street, 9th Floor	Corporate Trust Window
Dallas, Texas 75221-2320	Dallas, Texas 75201	101 Barclay Street, 1st Floor East
New York, New York 10286
Dated:  August 17, 2007

*	The CUSIP number is included in this notice of redemption solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee is responsible for the selection or use of the CUSIP number, nor is any representation made as to the correctness or accuracy of the CUSIP number printed on the Notes or listed in this notice of redemption.